Exhibit 10.1

May 20, 2005

Ms. Julie H. Edwards
3826 Coleridge
Houston, Texas 77005

Re: Your resignation from employment.

Dear Julie:

  It is with much regret that I accept your resignation of employment as Executive Vice President and Chief Financial Officer of Frontier Oil Corporation effective as of May 31, 2005 (“Termination Date”). This letter is to confirm our mutual understanding of the circumstances and terms of your resignation.

It is our understanding that you are terminating employment voluntarily. You are resigning your position as Executive Vice President and Chief Financial Officer of the Company as well as all other offices and duties of any subsidiaries, affiliates or related entities or organizations.

You will be entitled to receive all salary payable through your Termination Date and all accrued, vested and unpaid benefits pursuant to the Company’s benefit plans as of such date. Your vested and accrued benefits under the Company’s deferred compensation and savings plans will be paid to you pursuant to the terms of such plans, as amended, and your rights to become vested in or exercise any equity compensation plans or grants will be governed by the terms of such plans or grants; provided, however, that (i) options that were granted to you on February 20, 2003 to purchase 31,250 shares of Frontier Common Stock at $16.65 per share shall vest and become immediately exercisable and (ii) you will have until June 1, 2006 to exercise all of your vested options. You will not be entitled to any severance or other pay or bonus as a result of your termination of employment under your Executive Employment Agreement or otherwise.

Please acknowledge your agreement to the terms set forth in this letter by signing in the space provided below and returning a copy with your original signature to me. We sincerely appreciate your many contributions to the success of the Company and wish you much continued success in all your future endeavors.

Very truly yours,
/s/ James Gibbs
James Gibbs President, CEO and Chairman of the Board Frontier Oil Corporation

Acknowledged and agreed to by:
/s/ Julie H. Edwards	Date: May 23, 2005
Julie H. Edwards